Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
BY AND AMONG

FIIC, INC.,
A DELAWARE CORPORATION,

ON THE ONE HAND

AND

NICKLEBYS.COM, INC.
A COLORADO CORPORATION,

NICKLEBYS ACQUISITION CORP.,
A NEVADA CORPORATION,

SCOTT THORNOCK,
AN INDIVIDUAL,

BRUCE CAPRA,
AN INDIVIDUAL,

PAUL ZUEGER,
AN INDIVIDUAL,

MICHAEL TANNER,
AN INDIVIDUAL,

AND

JAMES WATSON,
AN INDIVIDUAL,

ON THE OTHER HAND

DATED AS OF JULY 19, 2005

                    THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is dated as of July 19, 2005, by and among FIIC, Inc., a Delaware corporation (“FIIC”), on the one hand, and Nicklebys.com, Inc., a publicly traded Colorado corporation (“NBYS”), Nicklebys Acquisition Corp., a Nevada corporation and wholly owned subsidiary of NBYS (“Merger Sub”), Scott Thornock, an individual stockholder of NBYS (“Thornock”), Bruce Capra, an individual stockholder of NBYS (“Capra”), Paul Zueger, an individual stockholder of NBYS (“Zueger”), Michael Tanner, an individual stockholder of NBYS (“Tanner”) and James Watson, an individual stockholder of NBYS (“Watson,” and with Thornock, Capra, Zueger and Tanner, the “NBYS Stockholders”), on the other hand.

RECITALS

                    A.          NBYS, Merger Sub, the NBYS Stockholders and FIIC have each determined to engage in the transactions contemplated hereby (collectively, the “Merger”) pursuant to which Merger Sub will merge with and into FIIC, with FIIC being the surviving corporation, and the outstanding shares of FIIC shall be converted into shares of NBYS’s common stock in the manner herein described.

                    B.          The respective boards of directors of FIIC, NBYS and Merger Sub, and NBYS, as the sole shareholder of Merger Sub, deem the Merger, pursuant to the terms of this Agreement, to be desirable and in the best interests of their respective companies.

                    C.          The NBYS board of directors will recommend approval of this Agreement and the Merger to the NBYS stockholders who shall approve this Agreement and the Merger prior to the Closing (as hereinafter defined).

                    D.          The FIIC board of directors will recommend approval of this Agreement and the Merger to the FIIC stockholders who shall approve this Agreement and the Merger prior to the Closing.

                    E.          The parties intend that this Agreement constitutes a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder.

AGREEMENT

                    NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in reliance upon the representations and warranties hereinafter set forth, the parties hereto hereby agree as follows:

ARTICLE 1

THE MERGER

                    1.1          Surviving Entity; Effective Time.

                                   (a)          At the Closing, subject to the terms and conditions of this Agreement, Merger Sub shall be merged with and into FIIC in accordance with the relevant sections of the Nevada Revised Statutes (“NRS”) and the Delaware General Corporation Law (the “DGCL”), whereupon the separate existence of Merger Sub shall cease, and FIIC shall be the surviving corporation (“Surviving Corporation”) and shall take the name “FIIC, Inc.” (the “Effective Time”).  It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and the parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

                                   (b)          Simultaneously with the Closing, Articles of Merger (the “Merger Articles”) shall be filed with the Secretary of State of the State of Nevada in accordance with the NRS and a Certificate of Merger (the “Merger Certificate”) shall be filed with the Secretary of State of the State of Delaware in accordance with the DGCL.  From and after the Effective Time, FIIC shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of both FIIC and Merger Sub, as provided under the NRS and the DGCL.

                    1.2          Certificate of Incorporation and Bylaws.  The Certificate of Incorporation and Bylaws of FIIC as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws, respectively, of the Surviving Corporation from and after the Effective Time, until thereafter amended in accordance with applicable law.

                    1.3          Directors and Officers.  From and after the Effective Time, until their successors are duly elected or appointed and qualified, the directors and officers of NBYS and the Surviving Corporation shall be the directors and officers, respectively, of FIIC in office immediately prior to the Effective Time.

                    1.4          Conversion of Shares.  As of the Effective Time, by virtue of the Merger, automatically and without any action on the part of any holder thereof:

                                   (a)          Each issued and outstanding share of common stock, $.001 par value per share, of Merger Sub shall be converted into and become one fully paid and nonassessable share of the Surviving Corporation.

                                   (b)          Each fully paid and nonassessable share of FIIC common stock, $.001 par value per share (“FIIC Common Stock”), outstanding immediately prior to the Effective Time, shall be converted into one fully paid and nonassessable share of NBYS common stock, $.0001 par value per share (“NBYS Common Stock”), the shares of NBYS Common Stock to be issued to the FIIC stockholders to be known as the “Merger Shares.”

                                   (c)          Warrants to purchase shares of FIIC Common Stock (“FIIC Warrants”) and options to purchase shares of FIIC Common Stock (“FIIC Options”) outstanding immediately prior to the Effective Time, shall be assumed by NBYS and shall become warrants to purchase shares of NBYS Common Stock (“NBYS Warrants”) or options to purchase shares of NBYS Common Stock (“NBYS Options”), as applicable.

                    Each of the assumed FIIC Warrants and FIIC Options will continue to have, and be subject to, the same terms and conditions of such FIIC Warrants or FIIC Options held immediately prior to the Effective Time (including, without limitation, any repurchase rights, vesting provisions and provisions regarding the acceleration of vesting on certain transactions).

                    1.5          Fractional Shares.  Fractional shares of NBYS Common Stock shall not be issued in connection with the Merger Shares, but any fractional shares shall be rounded to the nearest whole share.  No cash shall be issued in lieu of any fractional shares.

                    1.6          Stock Certificates.

                   (a)          Upon surrender to NBYS of the certificates representing the FIIC Common Stock, FIIC Warrants or FIIC Options (collectively, the “FIIC Certificates”), the holders of such FIIC Certificates shall each be entitled to receive in exchange therefor one or more certificates representing the number of shares of NBYS Common Stock, NBYS Warrants or NBYS Options, respectively, to which such holder is entitled pursuant to the provisions of Section 1.4 hereof.

                   (b)          Each FIIC Certificate converted into NBYS Common Stock, NBYS Warrants or NBYS Options, respectively, shall by virtue of the Merger, and without any action on the part of the holder thereof, cease to be outstanding, be cancelled and retired and cease to exist. Until surrendered as contemplated by this Section 1.6, each holder of FIIC Common Stock, FIIC Warrants or FIIC Options, respectively, shall thereafter cease to possess any rights with respect to such shares, except the right to receive upon such surrender the number of shares of NBYS Common Stock, NBYS Warrants or NBYS Options, respectively, as provided by Section 1.4 hereof.

                   (c)          All shares of NBYS Common Stock, NBYS Warrants or NBYS Options, respectively, delivered to the FIIC stockholders in respect of the FIIC Common Stock, FIIC Warrants or FIIC Options, respectively, in accordance with the terms of this Agreement shall be deemed to have been delivered in full satisfaction of all rights pertaining to such shares of FIIC Common Stock, FIIC Warrants or FIIC Options, respectively.  If, after the Effective Time, FIIC Certificates are presented for any reason, they shall be cancelled and exchanged as provided in this Section 1.6.

                   (d)          The shares of NBYS Common Stock, NBYS Warrants, and NBYS Options issued pursuant to this Agreement will be subject to a stop transfer order on the transfer books of NBYS with respect to those instruments, and certificates and documents evidencing those instruments will bear a legend in substantially the following form:

Securities represented by this certificate have not been registered under the Securities Act of 1933 (the “Act”) or applicable state securities laws (the “State Acts”) and shall not be transferred in any way by the holder, except upon the issuance to the Company of a favorable opinion of holder’s counsel for submission to the Company or such other evidence as may be satisfactory to counsel to the Company to the effect that any such transfer shall not be in violation of the Act and State Acts.

                    1.7          Closing.  Subject to the satisfaction of the conditions precedent specified in Section 6 hereof, the closing of the Merger shall take place at 5:00 p.m. (Pacific Time) at the offices of Kirkpatrick & Lockhart Nicholson Graham LLP, on or before September 30, 2005, or at such other time and date as the parties may mutually agree (the “Closing” or the “Closing Date”).

                    1.8          Press Releases.  At Closing, NBYS shall issue such press release or announcement of the transactions contemplated by this Agreement and make such filings as may be required by the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subject to the applicable requirements of Rules 135(a) and 135(c) under the Securities Act of 1933, as amended (the “Securities Act”), and such release or announcement will be reasonably satisfactory in form and substance to FIIC and its counsel.  Neither NBYS nor FIIC shall issue any other press release or otherwise make public any information with respect to this Agreement or the transactions contemplated hereby, prior to the Closing, without the prior written consent of the other, which consent shall not be unreasonably withheld.  Notwithstanding the foregoing, if required by law, NBYS may issue such a press release or otherwise make public such information as long as NBYS notifies FIIC of such requirement and discusses with FIIC in good faith the contents of such disclosure.

                    1.9          Cancellation of Currently Outstanding NBYS Common Stock.  At the Effective Time, NBYS shall cause 500,000 shares of NBYS Common Stock held by the NBYS Stockholders to be cancelled and extinguished in consideration for the $200,000 payable at the Closing, pursuant to the terms of a share cancellation agreement of even date herewith (the “Escrow and Share Cancellation Agreement”).

                    1.10          Stock Option Plan.  At the Effective Time, each option outstanding under FIIC’s 2005 Stock Option, Deferred Stock and Restricted Stock Plan (the “Stock Option Plan”), whether vested or unvested (collectively, the “FIIC Options”), will be assumed by NBYS, as well as the Plan itself.  Each FIIC Option so assumed by NBYS under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Plan and any other document governing such option immediately prior to the Effective Time, and any restriction on the exercisability of any such FIIC Option shall continue in full force and effect, and the term, exercisability, vesting schedule, and other provisions of such FIIC Option shall remain unchanged.  Consistent with the terms of the Plan and the documents governing the outstanding options under such Plan, the Merger will not terminate any of the outstanding options under the Plan or accelerate the exercisability or vesting of such options or issuance of the shares of NBYS Common Stock which will be subject to those options upon the NBYS’s assumption of the options in the Merger. It is the intention of the parties that the options so assumed by NBYS following the Effective Time will remain incentive stock options as defined in Section 422 of the Code to the extent such options qualified as incentive stock options prior to the Effective Time. Within thirty (30) business days after the Effective Time, NBYS will issue to each person who, immediately prior to the Effective Time was a holder of an outstanding option under the Stock Option Plan, a document in form and substance satisfactory to FIIC evidencing the foregoing assumption of such option by NBYS.

                    1.11          NBYS’s Proxy Statement.  In connection with solicitations for approval of the Merger by the NBYS stockholders, NBYS and FIIC shall prepare proxy solicitation materials, including a proxy statement and filings on Form 14A and appropriate filings under the State Acts.  NBYS and FIIC shall cooperate to promptly file all such materials and take all actions necessary to obtain approvals under the Exchange Act and the State Acts. NBYS promptly shall notify FIIC of any comments or requirements for effectiveness of the proxy materials and the parties shall use their best efforts to promptly respond to and satisfy comments of pertinent securities authorities.  FIIC shall be responsible for compliance with the State Acts and for all filings under the State Acts, if any, connected with the issuance of the shares of NYBS Common Stock to FIIC’s stockholders.

                    1.12          Dissenters’ Rights.  Stockholders of NBYS who object to the Merger shall have dissenter’s rights as provided for under Section 7-113-101 et seq. of the Colorado Business Corporations Act, as amended, subject to FIIC’s right to abandon the Merger under Section 7.3(e) of this Agreement.

                    1.13          Transfer of Assets; Assumption of Liabilities.  If at Closing, NBYS has any tangible assets, such assets shall be transferred to Capra or an entity he designates in exchange for their book value, or cancellation of debt owed to Capra by NBYS in the amount of such book value, concurrent with the Closing.  NBYS’ aggregate liabilities at Closing shall be no more than $75,000 and shall be settled by NBYS immediately following the Closing; if the aggregate liabilities are less than $75,000 at Closing, the difference between $75,000 and the aggregate liabilities at Closing shall be payable to Thornock immediately following the Closing.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF FIIC

                    Except as set forth under the corresponding section of the disclosure schedule delivered to NBYS, Merger Sub and the NBYS Stockholders concurrently herewith (the “FIIC Disclosure Schedule”), which FIIC Disclosure Schedule shall be deemed a part hereof, FIIC hereby represents and warrants to NBYS, Merger Sub and the NBYS Stockholders as follows:

                    2.1          Organization.  FIIC is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Delaware.

                    2.2          Capitalization.  Immediately prior to the Closing, the authorized capital stock of FIIC will consist of 50,000,000 shares of common stock, $.001 par value per share, and 25,000,000 shares of preferred stock.  As of the date of Closing, there will be outstanding 9,792,001 shares of common stock, no shares of preferred stock, and FIIC Warrants to purchase 1,808,307 shares of FIIC common stock.  In addition, prior to the Closing, FIIC may issue up to 400,000 shares of common stock to Corporate Growth Professionals, 700,000 shares of common stock to Summit Financial Partners, 625,000 shares of common stock to Payton, Chandler & Sullivan, and up to 5,000,000 shares of common stock and an FIIC Warrant to purchase a number of shares of FIIC common stock equal to ten percent (10%) of the aggregate funding raised by Midas Securities LLC (“Midas”) in a private placement, in conjunction with financing efforts defined in an Unsecured Convertible Promissory Note between Bridgewater Capital and FIIC to be executed subsequent to this Agreement and prior to Closing.  Pursuant to the Stock Option Plan, prior to the Closing, FIIC may also issue FIIC Options to purchase up to 1,854,883 shares of FIIC common stock.  All issued and outstanding shares of capital stock of FIIC are, and on the date of Closing will be, duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights, and have been issued pursuant to or in compliance with applicable exemptions under federal and state securities laws.

                    2.3          Certain Corporate Matters.    FIIC is duly licensed or qualified to do business and is in good standing as a foreign corporation in every jurisdiction in which the character of its properties or nature of its business requires it to be so licensed or qualified other than such jurisdictions in which the failure to be so licensed or qualified does not, or insofar as can reasonably be foreseen, in the future will not, have a material adverse effect on its financial condition, results of operations or business.  FIIC has full corporate power and authority and all authorizations, licenses and permits necessary to carry on the business in which it is engaged or in which it proposes presently to engage and to own and use the properties owned and used by it.  FIIC has delivered to NBYS true, accurate and complete copies of its Articles of Incorporation and Bylaws, which reflect all restatements of and amendments made thereto at any time prior to the date of this Agreement.  The records of meetings of the stockholders and Boards of Directors of FIIC previously furnished to NBYS are complete and correct in all material respects.  The stock records and stockholder lists of FIIC previously furnished to NBYS are complete and correct in all material respects and accurately reflect the record ownership and the beneficial ownership of all the outstanding shares of FIIC’s capital stock and any other outstanding securities issued by FIIC.  FIIC is not in default under or in violation of any provision of its Articles of Incorporation or Bylaws in any material respect or in any material default or in violation of any restriction, lien, encumbrance, indenture, contract, lease, sublease, loan agreement, note or other obligation or liability by which it is bound or to which any of its assets is subject.  FIIC has delivered to NBYS and the NBYS Stockholders a complete copy of FIIC’s audited financial statements and tax returns from FIIC’s inception to the Closing Date.

                    2.4          Authority Relative to this Agreement.  FIIC has the requisite power and authority to enter into this Agreement and to carry out its obligations hereunder.  Prior to Closing, the execution, delivery and performance of this Agreement by FIIC and the consummation by FIIC of the transactions contemplated hereby will have been duly authorized by the Board of Directors of FIIC and no other actions on the part of FIIC are necessary to authorize this Agreement or the transactions contemplated hereby other than the consent of the stockholders of FIIC.  This Agreement has been duly and validly executed and delivered by FIIC and constitutes a valid and binding agreement of FIIC, enforceable against FIIC in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

                    2.5          Consents and Approvals; No Violations.  Except for requirements of applicable law, no filing with, and no permit, authorization, consent or approval of, any third party, public body or authority is necessary for the consummation by FIIC of the transactions contemplated by this Agreement other than those that have been or will be obtained as of the Closing.  Neither the execution and delivery of this Agreement by FIIC nor the consummation by FIIC of the transactions contemplated hereby, nor compliance by FIIC with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the organizational documents of FIIC, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which FIIC is a party or by which it or its properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to FIIC, or any of its properties or assets, except in the case of clauses (b) and (c) for violations, breaches or defaults which are not in the aggregate material to FIIC taken as a whole.

                    2.6          Financial Statements.

                                   (a)          Prior to Closing, FIIC will provide its audited balance sheet as at March 31, 2005, and the related statements of operations, changes in stockholders’ equity and cash flows for the three months ended March 31, 2005 (“FIIC’s Financials”).

                                   (b)          FIIC’s Financials (i) will be in accordance with the books and records of FIIC, (ii) will be correct and complete, (iii) will fairly present the financial position and results of operations of FIIC as of the dates indicated, and (iv) will be prepared in accordance with U.S. GAAP.

                    2.7          Events Subsequent to Financial Statements.  Except as set forth in Schedule 2.7, since March 31, 2005, there has not been any:

                                   (a)          sale, lease, transfer, license or assignment of any assets, tangible or intangible, of FIIC;

                                   (b)         damage, destruction or property loss, whether or not covered by insurance, affecting adversely the properties or business of FIIC;

                                   (c)          subjection to any lien on any of the assets, tangible or intangible, of FIIC, or perfection of any security interest in such assets;

                                   (d)          incurrence of indebtedness or liability or assumption of obligations by FIIC, other than in ordinary course of business;

                                   (e)          waiver or release by FIIC of any right of any material value;

                                   (f)          loan to or other transaction with any officer, director or stockholder of FIIC giving rise to any claim or right of FIIC against any such person or of such person against FIIC; or

                                   (g)          any material adverse change in the condition (financial or otherwise) of the properties, assets, liabilities or business of FIIC.

                    2.8          Undisclosed Liabilities; Insider Loans.  Except as otherwise disclosed in the FIIC Financials or otherwise incurred in the ordinary course of business, FIIC has no material liability or obligation whatsoever, either direct or indirect, matured or unmatured, accrued, absolute, contingent or otherwise, including “off-balance sheet arrangements” as defined in Item 303(c) of Regulation S-K of the SEC.  Since July 30, 2002, NBYS has not (i) extended or maintained credit, arranged for an extension of credit, or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of FIIC, or (ii) materially modified any terms of any such extension or maintenance of credit.

                    2.9          Tax Matters.

                                   (a)          FIIC has duly filed all material federal, state, local and foreign tax returns required to be filed by or with respect to it with the Internal Revenue Service or other applicable taxing authority, and no extensions with respect to such tax returns have been requested or granted;

                                   (b)          FIIC has each paid, or adequately reserved against in FIIC’s Financial Statements, all material taxes due, or claimed by any taxing authority to be due, from or with respect to it;

                                   (c)          To the knowledge of FIIC, there has been no material issue raised or material adjustment proposed (and none is pending) by the Internal Revenue Service or any other taxing authority in connection with any of its tax returns;

                                   (d)          No waiver or extension of any statute of limitations as to any material federal, state, local or foreign tax matter has been given by or requested from FIIC;

                                   (e)          FIIC has not filed a consent under Section 341(f) of the Internal Revenue Code of 1986, as amended.  For the purposes of this Section 2.9, a tax is due (and must therefore either be paid or adequately reserved against in FIIC’s Financial Statements) only on the last date payment of such tax can be made without interest or penalties, whether such payment is due in respect of estimated taxes, withholding taxes, required tax credits or any other tax;

                                   (f)          FIIC has not been a party to any tax sharing, allocation or indemnification agreement or arrangement. FIIC is not a member of an affiliated group filing a consolidated federal income tax return and does not have any liability for the taxes of any person under Treasury Regulation §1.1502-6 (or any similar provision of state, local or foreign law).  FIIC has made all estimated income tax deposits and all other required tax payments or deposits (including withholding taxes); and

                                   (g)          No federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any taxes of FIIC wherein an adverse determination or ruling in one or all such proceedings would reasonably be expected to have a material adverse effect on FIIC.

                    2.10          Books and Records.  The corporate and financial books and records of FIIC delivered to NBYS prior to the Closing fully and fairly reflect the transactions to which FIIC is a party or by which its properties are bound.

                    2.11          Questionable Payments.  Neither FIIC, or any of its employees, agents, affiliates or representatives has, directly or indirectly, made any bribes, kickbacks, illegal payments or illegal political contributions using FIIC’s funds or made any payments from its funds to governmental officials for improper purposes or made any illegal payments from its funds to obtain or retain business.

                    2.12          Intellectual Property.  Schedule 2.12 sets forth a true and complete list of all intellectual property owned by or licensed to FIIC and relied upon in the course of its business, including any and all relevant patents and patent applications, all trademarks (registered or unregistered), all service marks and copyrights and applications therefore and all other material intellectual property and proprietary rights, whether or not subject to statutory registration or protection (collectively, “FIIC Intellectual Property”).  Except as set forth in Schedule 2.12, to FIIC’s knowledge, FIIC owns or has the right to use, execute, reproduce, display, perform, modify, enhance, distribute, prepare derivative works of and to sublicense and otherwise exercise all rights related to, without payment to any other person, all of its FIIC Intellectual Property, and the consummation of the transactions contemplated hereby will not conflict with, alter, impair or cause a default under any of those rights.  FIIC has not granted any options, licenses or agreements of any kind relating to any of its FIIC Intellectual Property or the marketing or distribution thereof, except for nonexclusive licenses to end users in the ordinary course of business or as otherwise indicated in Schedule 2.12.  To FIIC’s knowledge, the conduct of the business of FIIC as presently conducted does not violate, conflict with or infringe the intellectual property rights of any other person.  Except as set forth in Schedule 2.12, FIIC is not bound by or a party to any options, licenses or agreements of any kind relating to its FIIC Intellectual Property. Subject to the rights of third parties set forth in Schedule 2.12, all FIIC Intellectual Property is free and clear of any third party claims and all liens, security interests and encumbrances whatsoever.  Except as set forth in Schedule 2.12, to the knowledge of FIIC, (i) no claims are pending or threatened against FIIC by any person with respect to the ownership, validity, enforceability, effectiveness or use of any FIIC Intellectual Property; (ii) since its inception, FIIC has received any communications alleging that it has violated any material rights relating thereto; (iii) FIIC is not in violation of any material agreement, regulation, law or document relating to any FIIC Intellectual Property and to the best of FIIC’s knowledge, no facts exist which, with the passage of time or assertion by a third party, would create a material violation, breach or termination of any such agreement, law or regulation; and (iv)  FIIC as the case may be, each is in compliance with all laws, rules and regulations necessary for the continued validity and enforceability of its FIIC Intellectual Property.

                    2.13          Litigation.  FIIC is not subject to any judgment or order of any court or quasijudicial or administrative agency of any jurisdiction, domestic or foreign, nor is there any charge, complaint, lawsuit or governmental investigation pending against FIIC.  FIIC is not a plaintiff in any action, domestic or foreign, judicial or administrative.  There are no existing actions, suits, proceedings against or investigations of FIIC, and FIIC does not know of any such action, suit, proceeding or investigation having been threatened or of any basis for such actions, suits, proceedings or investigations.  There are no unsatisfied judgments, orders, decrees or stipulations affecting FIIC or to which it is a party.

                    2.14          Statements in Proxy Materials.  Both on the date of this Agreement and on the effective date of the proxy materials to be prepared and filed with the SEC by NBYS with respect to approval of the Merger, the information provided by FIIC for use in the NBYS’ proxy materials shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated or necessary in order to make the statements made in those materials not misleading.  FIIC shall promptly notify NBYS of and NBYS shall promptly correct any such information that becomes false or misleading in any material respect.

                    2.15          Licenses and Permits.  FIIC is in the process of obtaining all material licenses, permits and authorizations (collectively, the “Permits”) from governmental authorities that are necessary or desirable for the conduct of its business and, in obtaining such Permits has not made and shall not make any false or untrue statement or omitted or shall omit to state a any material fact.  Upon receipt of the Permits necessary or desirable for the conduct of its business FIIC shall comply in all material respects with all terms and conditions thereof; the Permits will not be subject to suspension, modification, revocation or non-renewal as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or of any fact of which FIIC is aware or of any representation which it has made in the course of obtaining or retaining any such license, permit or authorization, and, to FIIC’s knowledge, no fact exists which will result in the denial, impairment or material limitation of any Permit, including any authorization to offer insurance, which it currently intends to obtain for the conduct of its future business.

                    2.16          Contracts.   Prior to Closing, FIIC will have provided NBYS and the NBYS Stockholders with copies of all material contracts to which FIIC is a party, including those relating to (a) the employment of any person; (b) collective bargaining with, or any representation of any employees by, any labor union or association; (c) the acquisition of services, supplies, equipment or other personal property; (d) the purchase or sale of real property; (e) distribution, agency or construction; (f) lease of real or personal property as lessor or lessee or sublessor or sublessee; (g) lending or advancing of funds; (h) borrowing of funds or receipt of credit; (i) incurring any obligation or liability; or (j) the sale of personal property.  Except as set forth in Schedule 2.16, all such material agreements, contracts or other instruments are valid, binding and in full force and effect and are enforceable by FIIC in accordance with their terms.  To FIIC’s knowledge, FIIC is not in breach or default in any material respect thereunder (with or without the lapse of time or the giving of notice, or both) nor has any other party to any of such contracts notified FIIC of that party's belief that FIIC is or is likely to become in breach or default in any material respect thereunder or of that party's intention to accelerate or modify in a manner adverse to FIIC any of its obligations or rights thereunder, nor, to the best knowledge of FIIC, does there exist any fact or occurrence which with the passage of time or assertion by another party, will constitute a breach or default under any such contract.

                    2.17          Broker’s Fees.  Except as set forth on Schedule 2.17, neither FIIC nor anyone on its behalf has any liability to any broker, finder, investment banker or agent, or has agreed to pay any brokerage fees, finder’s fees or commissions, or to reimburse any expenses of any broker, finder, investment banker or agent in connection with this Agreement.

                    2.18          Disclosure.  The representations and warranties and statements of fact made by FIIC in this Agreement are, as applicable, accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF
NBYS, MERGER SUB AND THE NBYS STOCKHOLDERS

                    Except as set forth under the corresponding section of the disclosure schedule delivered to FIIC concurrently herewith (the “NBYS Disclosure Schedule”), which NBYS Disclosure Schedule shall be deemed a part hereof, NBYS, Merger Sub and each of the NBYS Stockholders, to his knowledge, hereby, jointly and severally, represents and warrants to FIIC and the FIIC stockholders as follows:

                    3.1          Organization.  Each of NBYS and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has the requisite corporate power to carry on its business as now conducted.

                    3.2          Capitalization.  NBYS’s authorized capital stock consists of 33,000,000 shares of capital stock consisting of 3,000,000 shares of preferred stock (par value $.001 per share), of which no shares have been issued, and 30,000,000 shares of common stock (par value $.0001 per share), of which no more than 2,901,011 shares are issued and outstanding as of the date hereof; immediately prior to the Closing, NBYS shall have effected a 1-for-2.00317 reverse stock split, and, just prior to Closing, payment of the consideration set forth in Section 1.9 and compliance by the parties with the Escrow and Share Cancellation Agreement , 500,000 pre-split shares (or 249,604 post-split shares) of NBYS Common Stock held by the NBYS Stockholders shall be cancelled, as set forth herein, leaving 1,198,607 shares of NBYS Common Stock issued and outstanding at the Closing.  All issued and outstanding shares of capital stock of NBYS and Merger Sub are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights, and have been issued pursuant to or in compliance with applicable exemptions under federal and state securities laws.  When issued, the Merger Shares will be duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. There are no outstanding or authorized options, rights, warrants, calls, convertible securities, rights to subscribe, conversion rights or other agreements or commitments to which NBYS or Merger Sub is a party or which are binding upon NBYS or Merger Sub providing for the issuance by NBYS or Merger Sub or transfer by NBYS or Merger Sub of additional shares of NBYS’s or Merger Sub’s capital stock and neither NBYS nor Merger Sub has reserved any shares of its capital stock for issuance, nor are there any outstanding stock option rights, warrants, phantom equity or similar rights, contracts, arrangements or commitments to issue capital stock of NBYS or Merger Sub. All previously issued stock options, warrants, or similar rights to purchase shares of the capital stock of NBYS have been cancelled or are expired pursuant to their terms.  There are no voting trusts or any other agreements or understandings with respect to the voting of NBYS’s or Merger Sub’s capital stock.

                    3.3          Certain Corporate Matters.  Each of NBYS and Merger Sub is duly licensed or qualified to do business and is in good standing as a foreign corporation in every jurisdiction in which the character of its properties or nature of its business requires it to be so licensed or qualified other than such jurisdictions in which the failure to be so licensed or qualified does not, or insofar as can reasonably be foreseen, in the future will not, have a material adverse effect on its financial condition, results of operations or business.  Each of NBYS and Merger Sub has full corporate power and authority and all authorizations, licenses and permits necessary to carry on the business in which it is engaged or in which it proposes presently to engage and to own and use the properties owned and used by it.  Each of NBYS and Merger Sub has delivered to FIIC true, accurate and complete copies of its Articles of Incorporation and Bylaws, which reflect all restatements of and amendments made thereto at any time prior to the date of this Agreement.  The records of meetings of the stockholders and Boards of Directors of NBYS and Merger Sub previously furnished to FIIC are complete and correct in all material respects.  The stock records of NBYS and Merger Sub and the stockholder lists of NBYS and Merger Sub previously furnished to FIIC are complete and correct in all material respects and accurately reflect the record ownership and the beneficial ownership of all the outstanding shares of NBYS’s and Merger Sub’s capital stock and any other outstanding securities issued by NBYS and Merger Sub.  Neither NBYS nor Merger Sub is in default under or in violation of any provision of its Articles of Incorporation or Bylaws in any material respect.  Neither NBYS nor Merger Sub is in any material default or in violation of any restriction, lien, encumbrance, indenture, contract, lease, sublease, loan agreement, note or other obligation or liability by which it is bound or to which any of its assets is subject.  NBYS has delivered to FIIC and the FIIC stockholders a complete copy of NBYS’s audited financial statements and tax returns from NBYS’s inception to the Closing Date.

                    3.4          Authority Relative to this Agreement.  Each of NBYS, Merger Sub and each of the NBYS Stockholders has the requisite corporate power and authority to enter into this Agreement and carry out its/his obligations hereunder.  The execution, delivery and performance of this Agreement by NBYS and Merger Sub and the consummation of the transactions contemplated hereby have been duly authorized by the Boards of Directors of NBYS and Merger Sub and, except for approval of this Agreement and the Merger by the stockholders of NBYS and the filing with and clearance by the Securities and Exchange Commission of a Proxy Statement complying with Schedule 14A under the Exchange Act, no other actions on the part of NBYS or Merger Sub are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by NBYS, Merger Sub and each of the NBYS Stockholders and constitutes a valid and binding obligation of NBYS, Merger Sub and each of the NBYS Stockholders enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

                    3.5          Consents and Approvals; No Violations.  Except for applicable requirements of federal and state securities laws, no filing with, and no permit, authorization, consent or approval of, any third party, public body or authority is necessary for the consummation by NBYS, Merger Sub or either of the NBYS Stockholders of the transactions contemplated by this Agreement.  Neither the execution and delivery of this Agreement by NBYS, Merger Sub or the NBYS Stockholders nor the consummation by NBYS, Merger Sub or the NBYS Stockholders of the transactions contemplated hereby, nor compliance by NBYS, Merger Sub or the NBYS Stockholders with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the charter or Bylaws of NBYS or Merger Sub, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which any or all of NBYS, Merger Sub or the NBYS Stockholders is a party or by which it/his or any of its/his properties or assets may be bound, or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to

NBYS, Merger Sub and the NBYS Stockholders, or any of its/his properties or assets, except in the case of clauses (b) and (c) for violations, breaches or defaults which are not in the aggregate material to NBYS, Merger Sub or the NBYS Stockholders taken as a whole.

                    3.6          SEC Documents.  NBYS, and the NBYS Stockholders to the extent applicable, have filed or furnished, as applicable, all reports, schedules, forms, information statements, certifications or other documents required to be filed or furnished by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the three (3) years preceding the date hereof (or such shorter period as NBYS was required by law to file such material) (the foregoing materials, including the exhibits thereto, being collectively referred to herein as the “SEC Documents”).  As appropriate for the posture of NBYS’s operations at the date of this Agreement, NBYS maintains “disclosure controls and procedures” as defined in and required by Rule 13a-15 or 15d-15 under the Exchange Act and such disclosure controls and procedures are effective to ensure that all material information (both financial and non-financial) concerning NBYS is made known on a timely basis to the individuals responsible for the preparation of the SEC Documents and other public disclosure documents.  NBYS’s principal executive and principal financial officers have evaluated the effectiveness of NBYS’s disclosure controls and procedures in accordance with Exchange Act Rules 13a-15(b) and 15d-15(b) as of the end of each fiscal quarter after December 31, 2002, and have disclosed their conclusions regarding the effectiveness of NBYS’s disclosure controls and procedures in each applicable periodic report.  As of their respective dates, the SEC Documents, including the principal executive and principal financial officers’ certifications pursuant to Section 302 and Section 906 of the Sarbanes-Oxley Act, complied in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and none of the SEC Documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements of NBYS included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles in the United States (except, in the case of unaudited statements, as permitted by the applicable form under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of NBYS as of the dates thereof and its statements of operations, stockholders’ equity and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments which were and are not expected to have a material adverse effect on NBYS, its business, financial condition or results of operations).  Except as and to the extent set forth on the consolidated balance sheet of NBYS as at January 31, 2005, including the notes thereto, neither NBYS nor Merger Sub has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise and whether required to be reflected on a balance sheet or other financial statement).

                    3.7          Financial Statements.

                                   (a)          Included in the SEC Documents are the audited balance sheets of NBYS as at December 31, 2004, and the related statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2004, together with the unqualified report thereon of Cordovano and Honeck LLP (previously Cordovano and Honeck, P.C.), independent auditor (collectively, “NBYS’s Audited Financials”).  Cordovano and Honeck LLP is and has been throughout the periods covered by NBYS’s Audited Financials (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002), (ii) “independent” with respect to NBYS within the meaning of Regulation S-X, and (iii) with respect to NBYS, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act, exclusive of subsection (i), and the related Rules of the SEC and the Public Company Accounting Oversight Board.

                                   (b)          Included in the SEC Documents are the unaudited balance sheets of NBYS as at March 31, 2005, and the related statements of operations and cash flows for the nine months ended March 31, 2005, as reviewed by Cordovano and Honeck LLP (previously Cordovano and Honeck, P.C.), independent auditor (“NBYS’s Interim Financials”).  To the best knowledge of NBYS and the NBYS Stockholders, Cordovano and Honeck LLP is and has been throughout the periods covered by NBYS’s Interim Financials (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002), (ii) “independent” with respect to NBYS within the meaning of Regulation S-X, and (iii) with respect to NBYS, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act, exclusive of subsection (i), and the related Rules of the SEC and the Public Company Accounting Oversight Board.

                                   (c)          NBYS’s Audited Financials and NBYS’s Interim Financials (collectively, “NBYS’s Financial Statements”) are (i) in accordance with the books and records of NBYS, (ii) correct and complete, (iii) fairly present the financial position and results of operations of NBYS as of the dates indicated, and (iv) prepared in accordance with U.S.  GAAP (except that (x) unaudited financial statements may not be in accordance with GAAP because of the absence of footnotes normally contained therein, and (y) interim (unaudited) financials are subject to normal year-end audit adjustments that in the aggregate will not have a material adverse effect on NBYS or Merger Sub, or their respective businesses, financial conditions or results of operations.

                    3.8          Events Subsequent to Financial Statements.  Except as set forth in Schedule 3.8, since March 31, 2005, there has not been:

                                   (a)          any sale, lease, transfer, license or assignment of any assets, tangible or intangible, of NBYS;

                                   (b)          any damage, destruction or property loss, whether or not covered by insurance, affecting adversely the properties or business of NBYS;

                                   (c)          except as contemplated by this Agreement, any declaration or setting aside or payment of any dividend or distribution with respect to the shares of capital stock of NBYS or any redemption, purchase or other acquisition of any such shares;

                                   (d)          any issuance of shares of capital stock or the granting, issuance or execution of any rights, warrants, options or commitments by NBYS, as the case may be, relating to its authorized or issued capital stock, except with respect to NBYS’s investment in Merger Sub;

                                   (e)          any subjection to any lien on any of the assets, tangible or intangible, of NBYS, or perfection of any security interest in such assets;

                                   (f)          any incurrence of indebtedness or liability or assumption of obligations by NBYS or Merger Sub;

                                   (g)          any waiver or release by NBYS or Merger Sub of any right of any material value;

                                   (h)          any compensation or benefits paid to officers or directors of NBYS, except as to the cancellation of those shares of Common Stock held by the NBYS Stockholders as specified in Section 1.9 of this Agreement;

                                   (i)          any change made or authorized in the Articles of Incorporation or Bylaws of NBYS;

                                   (j)          any loan to or other transaction with any officer, director or stockholder of NBYS giving rise to any claim or right of NBYS against any such person or of such person against NBYS; or

                                   (k)          any material adverse change in the condition (financial or otherwise) of the properties, assets, liabilities or business of NBYS.

                    3.9          Undisclosed Liabilities; Insider Loans.  Except as otherwise disclosed in NBYS’s Financial Statements, neither NBYS nor Merger Sub has any material liability or obligation whatsoever, either direct or indirect, matured or unmatured, accrued, absolute, contingent or otherwise, including “off-balance sheet arrangements” as defined in Item 303(c) of Regulation S-K of the SEC.  Since July 30, 2002, NBYS has not (i) extended or maintained credit, arranged for an extension of credit, or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of NBYS, or (ii) materially modified any terms of any such extension or maintenance of credit.

                    3.10        Tax Matters.

                                   (a)          NBYS and Merger Sub have each duly filed all material federal, state, local and foreign tax returns required to be filed by or with respect to it with the Internal Revenue Service or other applicable taxing authority, and no extensions with respect to such tax returns have been requested or granted;

                                   (b)          NBYS and Merger Sub have each paid, or adequately reserved against in NBYS’s Financial Statements, all material taxes due, or claimed by any taxing authority to be due, from or with respect to it;

                                   (c)          To the knowledge of NBYS and Merger Sub, there has been no material issue raised or material adjustment proposed (and none is pending) by the Internal

Revenue Service or any other taxing authority in connection with any of NBYS’s or Merger Sub’s tax returns;

                                   (d)          No waiver or extension of any statute of limitations as to any material federal, state, local or foreign tax matter has been given by or requested from NBYS or Merger Sub; and

                                   (e)          Neither NBYS nor Merger Sub has filed a consent under Section 341(f) of the Internal Revenue Code of 1986, as amended.  For the purposes of this Section 3.10, a tax is due (and must therefore either be paid or adequately reserved against in NBYS’s Financial Statements) only on the last date payment of such tax can be made without interest or penalties, whether such payment is due in respect of estimated taxes, withholding taxes, required tax credits or any other tax.

                    3.11          Real Property.  Neither NBYS nor Merger Sub owns or leases any real property.

                    3.12          Books and Records.  The corporate and financial books and records of NBYS and Merger Sub delivered to FIIC prior to the Closing fully and fairly reflect the transactions to which NBYS and/or Merger Sub is a party or by which they or their properties are bound.

                    3.13          Questionable Payments.  Neither NBYS nor Merger Sub, or any of their respective employees, agents or representatives has, directly or indirectly, made any bribes, kickbacks, illegal payments or illegal political contributions using NBYS’s or Merger Sub’s funds or made any payments from NBYS’s or Merger Sub’s funds to governmental officials for improper purposes or made any illegal payments from NBYS’s or Merger Sub’s funds to obtain or retain business.

                    3.14        Environmental Matters.  NBYS represents and warrants that:

                                   (a)          To the knowledge of NBYS, after due investigation, there has been no material failure by NBYS to comply with all applicable requirements of Environmental Laws relating to NBYS, NBYS’s operations, and NBYS’s manufacture, processing, distribution, use, treatment, generation, recycling, reuses, sale, storage, handling, transportation or disposal of any Hazardous Material and NBYS is not aware of any facts or circumstances which could materially impair such compliance with all applicable Environmental Laws.

                                   (b)          NBYS has not received notice from any Governmental Authority or any other person of any actual or alleged violation of any Environmental Laws, nor is any such notice anticipated.

                                   (c)          To the knowledge of NBYS, after due investigation, Environmental Laws do not require that any permits, licenses or similar authorizations to construct, occupy or operate any equipment or facilities used in the conduct of NBYS’s business.

                                   (d)          No Hazardous Materials are now located at the Business Location, and, to the knowledge of NBYS and the NBYS Stockholders, after due investigation, NBYS has not ever caused or permitted any Hazardous Materials to be generated, placed, stored, held, handled, located or used at the Business Location, except those which may lawfully be used, transported, stored, held, handled, generated or placed at the Business Location in the conduct of NBYS’s business.

                                   (e)          NBYS has not received any notices, whether from a Governmental Authority or some other third party, that Hazardous Material Contamination exists at the Business Location or at any other location utilized by NBYS in the conduct of its business nor are NBYS or either of the NBYS Stockholders aware of any circumstances that would give rise to an allegation of such contamination.

                                   (f)          To the knowledge of NBYS, after due investigation, no investigation, administrative order, consent order or agreement, litigation or settlement with respect to Hazardous Materials or Hazardous Materials Contamination is proposed, threatened, anticipated, pending or otherwise in existence with respect to the Business Location or with respect to any other site controlled or utilized by NBYS in the operation of its business.  To the knowledge of NBYS and the NBYS Stockholders, after due investigation, the Business Location is not currently on, and has never been on, any federal or state “Superfund” or “Superlien” list.

                    3.15          Intellectual Property.  Other than listed on Schedule 3.15, neither NBYS nor Merger Sub owns or uses any trademarks, trade names, service marks, patents, copyrights or any applications with respect thereto.  Neither NBYS nor Merger Sub has any knowledge of any claim that, or inquiry as to whether, any product, activity or operation of NBYS or Merger Sub infringes upon or involves, or has resulted in the infringement of, any trademarks, trade-names, service marks, patents, copyrights or other proprietary rights of any other person, corporation or other entity; and no proceedings have been instituted, are pending or are threatened.

                    3.16          Insurance.  Neither NBYS nor Merger Sub has any insurance policies in effect.

                    3.17          Contracts.  Neither NBYS nor Merger Sub has any material contracts, leases, arrangements or commitments (whether oral or written). Neither NBYS nor Merger Sub is a party to or bound by or affected by any contract, lease, arrangement or commitment (whether oral or written) relating to: (a) the employment of any person; (b) collective bargaining with, or any representation of any employees by, any labor union or association; (c) the acquisition of services, supplies, equipment or other personal property; (d) the purchase or sale of real property; (e) distribution, agency or construction; (f) lease of real or personal property as lessor or lessee or sublessor or sublessee; (g) lending or advancing of funds; (h) borrowing of funds or receipt of credit; (i) incurring any obligation or liability; or (j) the sale of personal property.

                    3.18          Litigation.  Neither NBYS nor Merger Sub is subject to any judgment or order of any court or quasijudicial or administrative agency of any jurisdiction, domestic or foreign, nor is there any charge, complaint, lawsuit or governmental investigation pending against NBYS or Merger Sub.  Neither NBYS nor Merger Sub is a plaintiff in any action, domestic or foreign, judicial or administrative.  There are no existing actions, suits, proceedings against or investigations of NBYS or Merger Sub, and neither NBYS nor Merger Sub knows of any such action, suit, proceeding or investigation having been threatened or of any basis for such actions, suits, proceedings or investigations.  There are no unsatisfied judgments, orders, decrees or stipulations affecting NBYS or Merger Sub or to which NBYS or Merger Sub is a party.

                    3.19          Employees.  Neither NBYS nor Merger Sub has any employees. Neither NBYS nor Merger Sub owes any compensation of any kind, deferred or otherwise, to any current or previous employees.  Neither NBYS nor Merger Sub has any written or oral employment agreements with any officer or director of NBYS or Merger Sub.  Neither NBYS nor Merger Sub is a party to or bound by any collective bargaining agreement.  Except as set forth in Schedule 3.19, there are no loans or other obligations payable or owing by NBYS or Merger Sub to any stockholder, officer, director or employee of NBYS or Merger Sub, nor are there any loans or debts payable or owing by any of such persons to NBYS or Merger Sub or any guarantees by NBYS or Merger Sub of any loan or obligation of any nature to which any such person is a party.

                    3.20          Employee Benefit Plans.  Neither NBYS nor Merger Sub has any (a) non-qualified deferred or incentive compensation or retirement plans or arrangements, (b) qualified retirement plans or arrangements, (c) other employee compensation, severance or termination pay or welfare benefit plans, programs or arrangements or (d) any related trusts, insurance contracts or other funding arrangements maintained, established or contributed to by NBYS or Merger Sub.

                    3.21          Legal Compliance.  To the best of its knowledge, except as disclosed in its SEC Documents and as will not have a material adverse impact on its business, NBYS is in compliance in all material respects with all rules, regulations and requirements of the Sarbanes-Oxley Act and the SEC, and any other applicable foreign, federal, state and local laws and regulations.  No claim has been filed against NBYS or Merger Sub alleging a violation of any applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof.  To the best of their respective knowledge, NBYS and Merger Sub each holds all of the material permits, licenses, certificates or other authorizations of foreign, federal, state or local governmental agencies required for the conduct of its business as presently conducted.

                    3.22          Subsidiaries.  Except for all of the issued and outstanding shares of capital stock of Merger Sub, NBYS does not own any capital stock or have any interest in any corporation, partnership, or other form of business organization.  NBYS owns all of the capital stock or other equity interests of Merger Sub free and clear of any liens, charges, security interests, encumbrances, rights of first refusal, preemptive rights or other restrictions.

                    3.23          Broker’s Fees.  Neither NBYS, Merger Sub nor either of the NBYS Stockholders, nor anyone on their behalf has any liability to any broker, finder, investment banker or agent, or has agreed to pay any brokerage fees, finder’s fees or commissions, or to reimburse any expenses of any broker, finder, investment banker or agent in connection with this Agreement.

                    3.24          Registration Rights.  NBYS has not granted or agreed to grant to any person or entity any rights (including “piggy back” registration rights) to have any securities of NBYS registered with the Securities and Exchange Commission or any other governmental authority that have not been satisfied.

                    3.25          Listing and Maintenance Requirements.  NBYS has not, in the twelve (12) months preceding the date hereof, received notice from the trading market or stock quotation system on which NBYS’s Common Stock is listed or quoted to the effect that NBYS is not in compliance with the listing or maintenance requirements of such trading market or stock quotation system. NBYS is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

                    3.26          No Disagreements with Accountants and Lawyers.  There are no disagreements of any kind presently existing, or reasonably anticipated by NBYS to arise, between the accountants and lawyers formerly or presently employed by NBYS and NBYS is current with respect to any fees owed to its accountants and lawyers.

                    3.27          Disclosure.  The representations and warranties and statements of fact made by NBYS, Merger Sub and each of the NBYS Stockholders in this Agreement are, as applicable, accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading.

ARTICLE 4

COVENANTS AND AGREEMENTS OF THE PARTIES
EFFECTIVE PRIOR TO CLOSING

                    4.1          Corporate Examinations and Investigations.  Prior to the Closing, each party shall be entitled, through its employees and representatives, to make such investigations and examinations of the books, records and financial condition of FIIC, NBYS and Merger Sub as each party may request. In order that each party may have the full opportunity to do so, FIIC, NBYS and Merger Sub shall furnish each party and its representatives during such period with all such information concerning the affairs of FIIC, NBYS or Merger Sub as each party or its representatives may reasonably request and cause FIIC, NBYS or Merger Sub and their respective officers, employees, consultants, agents, accountants and attorneys to cooperate fully with each party’s representatives in connection with such review and examination and to make full disclosure of all information and documents requested by each party and/or its representatives.  Any such investigations and examinations shall be conducted at reasonable times and under reasonable circumstances, it being agreed that any examination of original documents will be at each party’s premises, with copies thereof to be provided to each party and/or its representatives upon request.

                    4.2          Cooperation; Consents.  Prior to the Closing, each party shall cooperate with the other parties to the end that the parties shall (i) in a timely manner make all necessary filings with, and conduct negotiations with, all authorities and other persons the consent or approval of which, or the license or permit from which is required for the consummation of the Merger and of the transactions contemplated by this Agreement and (ii) provide to each other party such information as the other party may reasonably request in order to enable it to prepare such filings and to conduct such negotiations.

                    4.3          Conduct of Business.  Subject to the provisions hereof, from the date hereof through the Closing, each party hereto shall conduct its business in the ordinary course and in such a manner so that the representations and warranties contained herein shall continue to be true and correct in all material respects as of the Closing as if made at and as of the Closing.  In addition, neither FIIC, on one part, and none of NBYS, Merger Sub or the NBYS Stockholders (as it relates to NBYS and Merger Sub), on the other part, shall enter into any material transactions or incur any material liability not required or specifically contemplated hereby, without first obtaining the prior written consent of the other party.  FIIC, on one part, and NBYS, Merger Sub or the NBYS Stockholders, on the other part, as the case may be, except as required or specifically contemplated hereby, shall not undertake or fail to undertake any action if such action or failure would render any of said warranties and representations untrue in any material respect as of the Closing without the prior written consent of the other party.

                    4.4          Litigation.  From the date hereof through the Closing, each party hereto shall promptly notify the representative of the other parties of any lawsuits, claims, proceedings or investigations which after the date hereof are threatened or commenced against such party or any of its affiliates or any officer, director, employee, consultant, agent or shareholder thereof, in their capacities as such, which, if decided adversely, could reasonably be expected to have a material adverse effect upon the condition (financial or otherwise), assets, liabilities, business, operations or prospects of FIIC, NBYS or Merger Sub.

                    4.5          Notice of Default.  From the date hereof through the Closing, each party hereto shall give to the representative of the other parties prompt written notice of the occurrence or existence of any event, condition or circumstance occurring which would constitute a violation or breach of this Agreement by such party or which would render inaccurate in any material respect any of such party’s representations or warranties herein.

                    4.6          Continuation of Insurance Coverage.  From the date hereof to the Closing, each party hereto shall keep in full force and effect insurance coverage for its assets and operations comparable in amount and scope to the coverage now maintained covering its assets and operations.

                    4.7          Other Transactions.  Except as otherwise provided for in this Agreement, at no time prior to Closing, shall either NBYS or FIIC or any of their respective officers, directors, managers, owners and representatives initiate or solicit any proposal or offer from any person regarding any Competing Transaction or encourage or facilitate a Competing Proposal by providing nonpublic information or conducting any discussions or negotiations or entering into any agreement or understanding for a Competing Transaction.  These restrictions shall not prevent the parties from entering into negotiations involving a Competing Transaction if and to the extent that (A) the respective NBYS and FIIC Boards of Directors determine in good faith that pursuing the Competing Proposal is necessary for compliance with its fiduciary duties under applicable law, (B) prior to entering into negotiations, either NBYS or FIIC shall have provided written notice to the other that includes the terms of the Competing Proposal, the identity of the person making the Competing Proposal and the fact that clause (A) above has been satisfied.  In such event, the party receiving such notice shall be afforded a period of ten business days to submit a Competing Proposal or amend the terms of this Agreement for consideration by the directors of the party providing such notice.  As used in this Section 4.7, “Competing Proposal”

means any unsolicited inquiry, proposal or offer from any person relating to (a) any tender offer or exchange offer or other acquisition or series of acquisitions that, if consummated, would result in any person owning beneficially 50% or more of the ownership interests of NBYS; or (b) any merger, consolidation, business combination, or similar transaction involving NBYS or between FIIC and any other public company.  Each of the transactions referred to in the definition of Competing Proposal shall be a “Competing Transaction.”  To the extent either party, NBYS or FIIC respectively, accepts a Competing Proposal, the party accepting the Competing Proposal shall pay in full the fees and expenses of the other party, FIIC or NBYS respectively, incurred to the date of such acceptance in connection with the negotiation, execution, due diligence and other activities related to and  transactions contemplated by this Agreement.

                    4.8          Consent of FIIC Stockholders.  As soon as practicable after the execution of this Agreement, to any extent required by the DGCL, FIIC management will recommend approval of this Agreement to its stockholders and will use its best efforts to solicit its stockholders to approve this Agreement in accordance with the applicable provisions of the DGCL.

                    4.9          Consent of NBYS Shareholders.          As soon as practicable after the execution of this Agreement, NBYS management will recommend approval of this Agreement to its shareholders and will use its best efforts to solicit its shareholders to approve this Agreement and cause its Articles of Incorporation to be amended consistent with Section 5.1(c) of this Agreement in accordance with the applicable provisions of the Colorado Business Corporations Act together with applicable provisions of federal and state securities laws.

ARTICLE 5

CONDITIONS TO CLOSING
AND POST-CLOSING COVENANTS

                    5.1          Conditions to Obligations of FIIC.  The obligations of FIIC under this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of each of the following conditions:

                                   (a)          Closing Deliveries.  At the Closing, NBYS shall have delivered or caused to be delivered to FIIC the following:

                                                  (i)          resolutions duly adopted by the Board of Directors of each of NBYS and Merger Sub, and authorizing and approving the Merger and the execution, delivery and performance of this Agreement;

                                                  (ii)          a certificate of good standing for each of NBYS and Merger Sub from the Secretary of State of the State of Colorado and the State of Nevada, respectively, dated not earlier than three (3) days prior to the Closing Date;

                                                  (iii)          subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 thereunder, written resignations of all officers and directors of NBYS in office immediately prior to the Closing, and board resolutions electing the following individuals to the positions with NBYS listed opposite their names below:

James W. France                                  President, Chief Executive Officer and Director
James Bowser                                      Chief Operating Officer and Executive Vice President
Wade Estep                                         Chief Financial Officer
Robert Ostrander                                 Vice President, Secretary and Director
Albert Stoss                                         Treasurer
Kevin Loycheck                                   Director
Brent Peterson                                      Director
Dean Barrett                                         Director

FIIC may nominate up to two additional directors prior to Closing, and will provide the names of the nominees when identified.

                                                  (iv)          certificates from each of NBYS, Merger Sub and each of the NBYS Stockholders representing that the information set forth in Section 5.1(b) is true as of the Closing Date.

                                                  (v)          evidence of cancellation of 500,000 pre-split shares of NBYS Common Stock held collectively by the NBYS Stockholders; and

                                                  (vi)          such other documents as FIIC may reasonably request in connection with the transactions contemplated hereby.

                                   (b)          Representations and Warranties to be True.  The representations and warranties of NBYS, Merger Sub and the NBYS Stockholders herein contained shall be true in all material respects at the Closing with the same effect as though made at such time.  NBYS, Merger Sub and the NBYS Stockholder shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing.

                                   (c)          Amendment of Articles of Incorporation.  NBYS shall have amended its Articles of Incorporation to effectuate a 1-for-2.00317 reverse stock split, such split to have been effected prior to the Closing Date.

                                   (d)          Reincorporation or Conversion to Delaware Entity. NBYS shall have either executed an Agreement and Plan of Merger (the “Reincorporation Agreement”) for the reincorporation of NBYS from the State of Colorado to the State of Delaware or a Certificate of Conversion for the conversion of NBYS from a Colorado corporation to a Delaware corporation, along with any statutorily required supporting documentation; provided, however that such Reincorporation Agreement or Certificate of Conversion, and required supporting documents, shall be in form and substance acceptable to FIIC, in its reasonable discretion.

                                   (e)          Stockholder Consent.  A requisite percentage of the FIIC stockholders shall have approved the Merger.

                    5.2          Conditions to Obligations of NBYS, Merger Sub and the NBYS Stockholders.  The obligations of NBYS, Merger Sub and the NBYS Stockholders under this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of each of the following conditions:

                                   (a)          Closing Deliveries.  On the Closing Date, FIIC shall have delivered to NBYS such documents as NBYS may reasonably request in connection with the transactions contemplated hereby.

                                   (b)          Representations and Warranties to be True.  The representations and warranties of FIIC herein contained shall be true in all material respects at the Closing with the same effect as though made at such time.  FIIC shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing.

                                   (c)          Director Questionnaires.  Each of the individuals listed as directors in Section 5.1(a)(iii) shall have submitted to NBYS’s legal counsel, no later than fifteen (15) calendar days prior to the Closing Date, a written response to the director questionnaire previously delivered to FIIC, and upon receipt of all such responses, NBYS’s legal counsel shall prepare and file with the SEC at least ten (10) calendar days prior to the Closing Date an Information Statement- Notice of Change In Control and of a Majority of Directors pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder.  The FIIC Stockholders and FIIC shall have the opportunity to review and provide comments to such Information Statement prior to its filing with the SEC.

                                   (d)          Payment for Cancellation Shares.  FIIC shall have made full payment of the consideration set forth in Section 1.9 and complied with the Escrow and Share Cancellation Agreement.

                                   (e)          Shareholder Consent.  A requisite percentage of the NBYS shareholders shall have approved the Merger.

                    5.3          Spinoff.  Subject to the terms of Section 1.13, NBYS shall have contributed all of the tangible pre-Closing assets and intellectual property rights of NBYS to the NBYS Stockholders and the NBYS Stockholders shall have assumed all of the pre-Closing liabilities of NBYS of any kind whatsoever in excess of $75,000 immediately following the Closing (the “Spinoff”).  The Spinoff, which will occur immediately following the Closing, will be effected in compliance with all applicable laws, including without limitation, the applicable provisions of the NRS and any other applicable state and federal laws.  The consummation of the Spinoff will not require any consent, release, waiver or approval that would adversely affect NBYS.  The consummation of the Spinoff will not give rise to or trigger the application of any right of any third party that has not been waived by such party in a writing signed by it. The consummation of the Spinoff will not conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of (a) any provision of the Articles of Incorporation or Bylaws of NBYS; (b) any note, bond, lease, mortgage, indenture, license, franchise, permit, agreement, contract or other instrument or obligation (whether oral or written) to which NBYS is or was a party or by which NBYS is or was bound; or (c) any federal, state, local or foreign statute, law concession, grant, franchise, permit or other governmental authorization or approval applicable to NBYS.

ARTICLE 6

TERMINATION; AMENDMENT; WAIVER

                    6.1          Termination by Mutual Agreement.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval of the Merger by FIIC stockholders and NBYS stockholders, by mutual written consent of FIIC and NBYS by action of their respective Boards of Directors.

                    6.2          Termination by either NBYS or FIIC.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of either NBYS or FIIC if:

                                   (a)          the Merger shall not have been consummated by October 31, 2005, whether such date is before or after the date of approval of the Merger by FIIC’s stockholders and NBYS’s stockholders (the “Termination Date”); or

                                   (b)          any statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Authority or other legal restraint or prohibition preventing the Merger shall be in effect; or

                                   (c)          there shall be pending or threatened by any governmental authority any suit, action or proceeding challenging or seeking to restrain or prohibit the Merger or seeking to obtain any material damages from any party in connection with the Merger or there shall be issued any judgment permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval of the Merger by FIIC’s stockholders and NBYS’s stockholders);

provided, however, that the right to terminate this Agreement pursuant to this Section 6.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Merger to be consummated.

                    6.3          Termination by FIIC.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval of the Merger by FIIC’s stockholders and NBYS’s stockholders by action of FIIC’s board of directors, if:

                                   (a)          (i) any of NBYS’s representations and warranties shall have been inaccurate as of the date of this Agreement, such that the condition set forth in Section 5.1 would not be satisfied, or (ii) if (A) any of NBYS’s representations and warranties become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 5.1 would not be satisfied and (B) such inaccuracy has not been cured by NBYS within ten (10) business days after its receipt of written notice thereof and remains uncured at the time notice of termination is given, or (iii) NBYS’s representation and warranties with respect to its capitalization are inaccurate such that there are shares or rights to obtain shares outstanding in addition to those initially disclosed;

                                   (b)          FIIC receives an unsolicited proposal or offer from a person or entity, or any affiliate thereof, for a tender or exchange offer, merger, consolidation or other business combination involving FIIC or any proposal to acquire in any manner a substantial equity interest in, or all or substantially all of the assets of FIIC (a “Competing Proposal”), and the Board of Directors of FIIC determines in good faith that its fiduciary obligations under applicable law require that such Competing Proposal be accepted;

                                   (c)          since the date of this Agreement, NBYS shall have suffered any material adverse effect on its financial condition, results of operations or business; or

                                   (d)          holders of more than ten percent (10%) of the issued and outstanding shares of NBYS common stock shall have filed a notice or election of dissenters’ rights.

                    6.4          Termination by NBYS.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval of the Merger by FIIC’s stockholders and NBYS’s stockholders, by action of the Board of Directors of NBYS, if

                                   (a)          (i) any of FIIC’s representations and warranties shall have been inaccurate as of the date of this Agreement, such that the condition set forth in Section 5.2 would not be satisfied, or (ii) if (A) any of FIIC’s representations and warranties become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 5.2 would not be satisfied and (B) such inaccuracy has not been cured by FIIC within ten (10) business days after its receipt of written notice thereof and remains uncured at the time notice of termination is given; or

                                   (b)          since the date of this Agreement, FIIC shall have suffered any material adverse effect on its financial condition, results of operations or business.

                    6.5          Effect of Termination and Abandonment.  In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 6, this Agreement shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, consultants, contractors, agents, legal and financial advisors, or other representatives); provided, however, that except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement.

ARTICLE 7

SURVIVAL AND REMEDIES

7.1              Survival of Warranties.

                                   (a)          Representations, Warranties and Covenants made by NBYS, Merger Sub and the NBYS Stockholders.  All representations, warranties and covenants made by NBYS, Merger Sub and the NBYS Stockholders herein, or in any certificate, schedule or exhibit delivered pursuant hereto, shall survive the Closing and continue in full force and effect for a period of eighteen (18) months following the Closing Date. Notwithstanding the preceding sentence, any claim for breach of a representation or warranty shall survive the time at which such representation or warranty otherwise would terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such claim shall have been given to the party against whom such claim may be brought prior to such time.

                                   (b)          Representations, Warranties and Covenants made by FIIC.  All representations, warranties and covenants made by FIIC herein, or in any certificate, schedule or exhibit delivered pursuant hereto, shall survive the Closing.

                    7.2          No Liability for Stockholders.  Except as otherwise set forth in this Agreement, in no event shall the stockholders of FIIC be liable to NBYS, Merger Sub, the NBYS Stockholders, or nor shall the stockholders of NBYS be liable to FIIC, for any consequential, exemplary, punitive, or speculative damages, except to the extent any such otherwise excluded damages are a component of Damages which arise out of a third party claim for which such party becomes liable.

                    7.3          Sole Remedy.

                                   (a)          NBYS, Merger Sub and NBYS Stockholders.  The ability to terminate the Merger in the event of a breach of the representations and warranties or covenants by FIIC, as set forth in Section 6.4, shall be the sole remedy at law available for any such breach; provided, however, that this limitation shall not prevent NBYS, Merger Sub or the NBYS Stockholders from seeking equitable remedies or any legal remedies for claims arising with respect to this Agreement from willful misconduct or fraud.

                                   (b)          FIIC.  The ability to terminate the Merger in the event of a breach of the representations and warranties or covenants by NBYS, Merger Sub or the NBYS Stockholders, as set forth in Section 6.3, shall be the sole remedy at law for the satisfaction of the indemnification obligations set forth in Section 7.2; provided, however, that this limitation shall not prevent FIIC from seeking equitable remedies or any legal remedies for claims arising with respect to this Agreement from willful misconduct or fraud.

ARTICLE 8

GENERAL PROVISIONS

                    8.1          Name Change.  The parties agree to take whatever actions that are necessary to change the name of NBYS to “FIIC Holdings, Inc.” or any other such name as proposed by FIIC as of or as soon as possible after the Effective Time.

                    8.2          Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by overnight courier or mailed by registered or certified mail (postage prepaid and return receipt requested) to the party to whom the same is so delivered, sent or mailed at the following addresses:

If to FIIC, Inc.:

FIIC, Inc.
1585 Bethel Road, 1st Floor
Columbus, OH  43220
Attn:     James W. France
Tel:       (614) 451-5030
Fax:      (614) 451-5032

With Copy to:

Kirkpatrick & Lockhart Nicholson Graham LLP
10100 Santa Monica Blvd.
Seventh Floor
Los Angeles, CA 90067
Attn:     Thomas J. Poletti, Esq.
Tel:       (310) 552-5000
Fax:      (310) 552-5001

If to NBYS, Merger Sub, or any or all of the NBYS Stockholders:

Neil Ayervais, Esq.
Alperstein & Covell, P.C.
1600 Broadway, Suite 2350
Denver, CO  80202
Tel:       (303) 894-8191
Fax:      (303) 861-0420

With Copy to:

Neil Ayervais, Esq.
Alperstein & Covell, P.C.
1600 Broadway, Suite 2350
Denver, CO  80202
Tel:       (303) 894-8191
Fax:      (303) 861-0420

                    8.3          Interpretation.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  References to Sections and Articles refer to sections and articles of this Agreement unless otherwise stated.

                    8.4          Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify this Agreement to preserve each party’s anticipated benefits under this Agreement.

                    8.5          Miscellaneous.  This Agreement (together with all other documents and instruments referred to herein): (a) constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof; (b) except as expressly set forth herein, is not intended to confer upon any other person any rights or remedies hereunder and (c) shall not be assigned by operation of law or otherwise, except as may be mutually agreed upon by the parties hereto.

                    8.6          Separate Counsel.  Each party hereby expressly acknowledges that it has been advised to seek its own separate legal counsel for advice with respect to this Agreement, and that no counsel to any party hereto has acted or is acting as counsel to any other party hereto in connection with this Agreement.

                    8.7          Governing Law; Venue.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, U.S.A.  Any and all actions brought under this Agreement shall be brought in the state and/or federal courts of the United States sitting in Delaware and each party hereby waives any right to object to the convenience of such venue.

                    8.8          Counterparts and Facsimile Signatures.  This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement.  This Agreement and any documents relating to it may be executed and transmitted to any other party by facsimile, which facsimile shall be deemed to be, and utilized in all respects as, an original, wet-inked document.

                    8.9          Amendment.  This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all parties hereto.

                    8.10          Parties In Interest: No Third Party Beneficiaries.  Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto.  This Agreement shall not be deemed to confer upon any person not a party hereto any rights or remedies hereunder.

                    8.11          Waiver.  No waiver by any party of any default or breach by another party of any representation, warranty, covenant or condition contained in this Agreement shall be deemed to be a waiver of any subsequent default or breach by such party of the same or any other representation, warranty, covenant or condition.  No act, delay, omission or course of dealing on the part of any party in exercising any right, power or remedy under this Agreement or at law or in equity shall operate as a waiver thereof or otherwise prejudice any of such party’s rights, powers and remedies.  All remedies, whether at law or in equity, shall be cumulative and the election of any one or more shall not constitute a waiver of the right to pursue other available remedies.

                    8.12          Expenses.  At or prior to the Closing, the parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisers.

                    8.13          Schedules.  If there is any inconsistency between the statements in the body of this Agreement and those in the schedules (other than an exception expressly set forth in the schedules with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

                    8.14          Construction.  The parties have participated jointly in the negotiation and drafting of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement.

                    8.15          Incorporation of Exhibits and Schedules.  The exhibits, schedules, and other attachments identified in this Agreement are incorporated herein by reference and made a part hereof.

[SIGNATURES FOLLOW]

                    IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger as of the date first written above.

FIIC, INC.

By:
Name:  James W. France
Title: President and Chief Executive Officer

NICKLEBYS.COM, INC.

By:
Name:  Scott Thornock
Title:  President and Chief Executive Officer

NICKLEBYS ACQUISITION CORP.

By:
Name:  Scott Thornock
Title:  President and Chief Executive Officer

NBYS STOCKHOLDERS

Name:  Scott Thornock

Name:  Bruce Capra

Name:  Paul Zueger

Name:  Michael Tanner

Name:  James Watson